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                                                                      EXHIBIT 99

                             FOR IMMEDIATE RELEASE

CONTACTS:  Karen Brown (312) 466-6165
           Doreen Lubeck (773) 583-4331


                          AMERICAN CLASSIC VOYAGES CO.
                            PROVIDES INFORMATION ON
                                EXPANSION PLANS


CHICAGO, JAN. 14, 2000 - American Classic Voyages Co. (NASDAQ: AMCV), the largest owner and operator of U.S.-flag passenger vessels, today provided certain information on the expansion plans of its Hawaii cruise and Delta Queen businesses.

       American Classic Voyages announced that it has begun taking bookings for the ms Patriot, the 1,214-passenger ship that the company has agreed to purchase. The ms Patriot is scheduled to enter service in Hawaii in December 2000 under the United States Lines brand. The company expects to take delivery of the vessel in October 2000 and expects to spend an estimated $12 million to $16 million for conversion work to prepare the ship for the Hawaiian trade.


       Philip Calian, chief executive officer, said "The ms Patriot and United States Lines have been well received in the travel marketplace. We are excited about its prospects as we begin to actively promote this product."

       In addition, American Classic Voyages, through its Delta Queen brand, plans to introduce its newest riverboat, the Columbia Queen, on itineraries in the Pacific Northwest this spring upon completion of construction. The company also has begun construction on the first two of a planned fleet of up to five intimate, 226-passenger U.S.-flagged coastal ships that will operate along the Eastern Seaboard and West Coast of the United States. These two coastal ships are scheduled to begin service in 2001.

       In 2000, the company estimates it will incur pre-marketing expenses in connection with the introduction of its new vessels of $12 million to $14 million and pre-sailing costs, including the recruiting and training of new crew members, of $5 million to $7 million. The company estimates it will also incur an incremental $8 million to $10 million of general and administrative expenses in 2000 to build its infrastructure to accommodate its expansion plans.

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       American Classic Voyages also announced that the Securities and Exchange
Commission ("SEC") is conducting an informal inquiry into the company's deferral of direct response advertising costs and prior adoption of the American Institute of Certified Public Accountants Accounting Standards Executive Committee's Statement of Position ("SOP") No. 93-7, "Reporting on Advertising Costs." The company adopted the deferral method provided for in SOP No. 93-7 effective as of January 1, 1999. In November 1999, the company rescinded its adoption of SOP No. 93-7 due to difficulties encountered implementing the new method and restated its financial statements for the first and second quarters of 1999. The company is cooperating with the SEC in their informal inquiry.

       Today, the company filed a universal shelf Registration Statement on Form S-3. Under this Registration Statement, the company may sell any combination of equity or debt securities described in the Registration Statement, of up to $250 million in one or more offerings.

       American Classic Voyages provides 7-night cruises in and around the Hawaiian Islands with American Hawaii Cruises. Through its Project America initiative, the company is building two 1,900-passenger cruise ships for service in Hawaii under the United States Lines brand. These ships will be the largest cruise ships ever built in the United States. The first ship is scheduled to enter service in early 2003 and the second in early 2004. The company also offers 3- to 14-night cruises throughout the nation's heartland with The Delta Queen Steamboat Co.

       For more information on American Classic Voyages, The Delta Queen Steamboat Co., American Hawaii Cruises and United States Lines, please visit their respective websites at: www.amcv.com, www.deltaqueen.com, www.cruisehawaii.com and www.unitedstateslines.com.

                                    # # # #

Note: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of American Classic Voyages Co. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general business, economic and weather conditions which may impact passenger yields and occupancy and the demand for the company's products; unscheduled repairs and dry-docking of the company's vessels; the company's ability to hire, train and retain crew and develop corporate infrastructure in current labor markets; construction delays and/or cost overruns during regularly scheduled lay-ups and/or dry-docks or in connection with the construction or conversion of new vessels; successful completion of expansion plans, including the construction of new vessels; the impact of changes and/or repeal of laws and implementation of government regulations, and other factors which are described in further detail in American Classic Voyages' filings with the Securities and Exchange Commission This notice does not constitute an offer of any securities for sale.